Exhibit 10.43

EXECUTIVE EMPLOYMENT AGREEMENT

AGREEMENT, dated as of the 4th day of December, 2006, by and between Arrhythmia Research Technology, Inc., a Delaware corporation (“ART”) having an office and place of business at 25 Sawyer Passway, Fitchburg, Massachusetts 01420 (hereinafter, together with any consolidated subsidiary, referred to as the “Company”) and James E. Rouse, an individual (hereinafter referred to as “Executive”).

W I T N E S S E T H:

WHEREAS, the Company recognizes the Executive’s past and potential contribution to the growth and success of the Company and the Board of Directors, on the advice of its Compensation Committee, desires to assure the Executive’s employment in an executive capacity and Executive desires to continue to render services to the Company in such capacity; and

WHEREAS, Executive is currently employed by the Company pursuant to an Employment Agreement dated October 5,2001, and

WHEREAS, the parties desire to further the goals of stability and security, both with respect to the Company and with respect to the Executive by entering into this Executive Employment Agreement (this “Agreement”);

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

1.  Employment. During the Period of Employment (as hereinafter defined), and subject of the provisions of this Agreement, the Company agrees to employ Executive, and Executive agrees to be so employed in the capacity of President and Chief Executive Officer of ART and its wholly-owned subsidiary, Micron Products, Inc.

2.  Term. This Agreement shall be effective as of October 5, 2006, (the “Effective Date”). Subject to the terms hereinafter provided, the term of employment shall be from the Effective Date through the fifth anniversary of the Effective Date (the “Period of Employment”).

3.  Duties. Executive agrees to perform such reasonable responsibilities and duties commensurate with such executive and managerial positions as set forth in the respective Bylaws of ART and Micron and shall at all times during the Period of Employment discharge his duties, in accordance with the policies of the Company as established from time to time, under the supervision and direction of the Company's Board of Directors. Executive shall conscientiously devote all of his time and attention and best efforts during working hours in the discharging of his duties. It is understood and agreed that Executive’s present duties generally require a minimum of forty (40) hours during each working week.

4.  Compensation. For all services rendered by the Executive in any capacity during the Period of Employment, including, without limitation, services as an executive officer, director or member of any committee of the Company, or any subsidiary, affiliate or division thereof, the Executive shall be compensated as follows:

a.  Base Compensation. The Company shall pay to Executive base compensation at the rate of $230,000 per annum, commencing as of October 5, 2006, which base compensation shall be paid to Executive in installments in accordance with the general practice of the Company, subject to withholding and other applicable taxes. The Executive’s base compensation, bonus and other perquisites shall be subject to an annual review and modification by the Board of Directors in its discretion upon the recommendation of the Compensation Committee, provided, however, that Executive’s base compensation shall be increased by at least $10,000 as of October 5, 2007, and by at least $10,000 as of October 5, 2008.

b.  Bonus Compensation and Option Plans. In addition to his base compensation set forth in Section 4(a) above, Executive shall be entitled to participate in such bonus compensation and employee benefit plans as the Company may institute from time to time in the discretion of the Compensation Committee upon the approval of the Board of Directors, including fringe benefit, defined compensation and stock option and stock award plans or programs of the Company, if any, to the extent that his position, tenure and other qualifications make him eligible to participate, subject to the terms of such plans or programs and the discretion of the Compensation Committee.

c.  Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in accordance with the policies and procedures established by the Board for the senior executive officers of the Company in performing services hereunder and as required to preserve any deductions for federal income taxation purposes to which the Company may be entitled.

d.  Other Benefits. The Company agrees to provide to Executive such hospital, surgical, dental and medical benefits and at a cost that is normally provided to its other executive officers under the Company's group health plans together with paid sick leave, all in accordance with the policies of the Company. In addition, the company agrees to purchase, at its expense, a term life insurance policy on the life of the Executive in the amount of $500,000 for the benefit of Executive’s estate or other beneficiary selected by Executive from time to time.

5.  Non-Disclosure, Inventions, Non-Solicitation and Non-Compete. The parties hereto recognize that it is fundamental to the business and operation of the Company, its affiliates, subsidiaries and divisions thereof to preserve the specialized knowledge, trade secrets, and confidential information of the Company including, but not limited to, the research, development, design, manufacturing processes, formulas, data, engineering and manufacturing, know-how, design, improvements, discoveries, strategies, forecasts, projections, proprietary software programs, trade secrets, licenses, prices, costs, supplier lists, marketing practices, pricing practices, profit margins, analytical techniques, concepts, ideas, customer and client agreements, vendor and supplier agreements and information with respect to the Company’s proprietary processes (whether or not patentable) which are not in the public domain (collectively, the “Confidential Information”). In addition, the strength and good will of the Company is derived from the specialized knowledge, trade secrets, and confidential information generated from experience through the activities undertaken by the Company, its affiliates, subsidiaries and divisions thereof. The disclosure of any of such information and the knowledge thereof on the part of competitors would be beneficial to such competitors and detrimental to the Company, its affiliates, subsidiaries and divisions thereof. By reason of his position with the Company, in the course of his employment, the Executive has or shall have access to, and has obtained or shall obtain, specialized knowledge, trade secrets and confidential information such as that described herein about the business and operation of the Company, its affiliates, subsidiaries and divisions thereof. Therefore, the Executive hereby agrees as follows, recognizing and acknowledging that the Company is relying on the following in entering into this Agreement:

a.  Confidential Information. Except as required in the course of performing his duties hereunder, the Executive shall keep secret and retain in strict confidence the Confidential Information, and shall not use, disclose to others, or publish any information, other than information which is in the public domain or becomes publicly available through no wrongful act on the part of the Executive (which information shall be deemed not to be Confidential Information) relating to the business, operation or other affairs of the Company, any affiliates, subsidiaries and divisions thereof, including but not limited to Confidential Information and any and all other trade secrets and Confidential Information acquired by him in the course of his past or future services for the Company or any affiliate, subsidiary or division thereof. The Executive shall hold as the Company's property all notes, memoranda, books, records, papers, letters, formulas and other data and all copies thereof and therefrom in any way relating to the business, operation or other affairs of the Company, its affiliates, subsidiaries and divisions thereof, whether made by him or otherwise coming into his possession. Upon termination of his employment or upon the demand of the Company, at any time, the Executive shall deliver the same to the Company within twenty-four (24) hours of such termination or demand.

Executive represents that he has not previously, other than as required to perform his duties as an executive officer of the Company, disclosed any information or knowledge that would have fallen within the definition of "Confidential Information", that he has not transferred the physical embodiment of such information or knowledge, and that he has not appropriated such information or knowledge for the benefit of himself or any third party.

b.  Inventions. Executive hereby assigns and conveys and agrees to assign and convey to the Company all of his right, title, and interest in and to any Proprietary Inventions (as hereinafter defined) and acknowledges that the Company is and shall be the exclusive owner of any Proprietary Inventions, including patents and other rights related to any discovery, invention, improvement, process, formula, or technique, whether or not patentable, that Executive made, may make, conceived, or reduced to practice, either alone or with others, either (i) in the course of performing work for the Company or at the Company's expense, or (ii) that results from tasks assigned to him by the Company, or (iii) which relates to the business of the Company whose creation ordinarily would be associated with his then current responsibilities as an Executive of the Company (hereinafter “Proprietary Inventions”).

Executive will promptly disclose to the Company all such Proprietary Inventions and will help the Company, at its expense, obtain and enforce patents or Proprietary Inventions in any countries it selects, and Executive will execute any related documents, including, without limitation, application papers for patents, assignments, affidavits and oaths of facts within his knowledge, and assignment of his right, title and interest in and to Proprietary Inventions and related patent applications and patents to the Company or its designee. Executive will do any other things the Company requests to convey to, or vest in, the Company the rights, titles, benefits, and privileges intended to be conveyed. Executive's obligation under this paragraph shall continue after the termination of his employment, subject to the Company's compensating him at a reasonable rate for time actually spent by him at the Company's request after termination.

Executive acknowledges that all works of authorship (including, without limitation, works or authorship that contain software program code) that Executive produces during, and within the scope of, his employment by the Company under this Agreement or any prior or subsequent employment agreement, whether they are or are not created on the Company's premises or during hours in which he is supposed to be rendering services to the Company, are works made for hire and are the property of the Company, and that copyrights in those works of authorship are the property of the Company. If for any reason it appears that the Company is not the author of any such works of authorship for copyright purposes, Executive hereby expressly assigns all of his rights in and to that work to the Company and agrees to sign any instrument of specific assignment requested.

If Executive is identified as an inventor in any application for any United States or foreign patent where the invention (i) is claimed to have been made, conceived, or reduced to practice during the first year after termination of his employment by the Company and (ii) would have been a Proprietary Invention relating to the Company’s business if it occurred before the termination of his employment, then that invention shall be rebuttably presumed to be a Proprietary Invention.

c.  Non-Competition. While Executive is employed by the Company and for a period which is the greater of (i) two (2) years after Executive’s employment by the Company terminates or (ii) the period for which Executive receives payments in accordance with Section 7(d) hereof, he will not directly or indirectly engage in activities in competition with the business activities of the Company, its subsidiaries and divisions, or perform services for or invest in any person, entity, or organization competitive with the Company, whether as an individual, owner, partner, stockholder, director, officer, employee, representative or consultant, provided, however, that nothing herein shall limit or restrict the Executive’s investment in less than 5% of the securities of a corporation subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended.

d.  Non-Solicitation. While Executive is employed by the Company and for a period which is the greater of (i) two (2) years after Executive’s employment by the Company terminates or (ii) the period for which Executive receives payments in accordance with Section 7(d) hereof, he will not individually, or on behalf of or through any third party, directly or indirectly, solicit, entice or persuade any employee, other executive officer of or consultant to the Company to leave the services of the Company for any reason.

6.  Assignment. The rights and obligations of the parties hereto shall bind and inure to the benefit of each of the parties hereto and shall also bind and inure to the benefit of any successor or successors of the Company by reorganization, merger or consolidation and any assignee of all or substantially all of the Company’s business and properties, but, except as to any such successor or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or the Executive.

7.  Termination. This Agreement may be terminated during the Period of Employment as follows:

a.  Termination for Cause by the Company; without Good Reason by Executive. If the Company terminates the Executive’s employment for “Cause” (as hereinafter defined) or the Executive terminates his employment other than for “Good Reason” (as hereinafter defined), the Period of Employment shall terminate immediately and Executive shall be entitled to the compensation earned prior to the date of termination as provided for in this Agreement, computed pro rata up to and including the date of termination. Executive shall be entitled to no further compensation or benefits under this Agreement.

For purposes of this Agreement, “Cause” for Executive’s termination shall exist at any time after the happening of one or more of the following events:

i.  Executive shall have committed any material breach of any material provisions or covenants herein which the Executive does not or is unable to cure within fifteen (15) days after the Company provides written notice of such breach to the Executive, or

ii.  Executive shall have (x) committed any act of malfeasance or dishonesty against the Company, or (y) been convicted of, or pleaded guilty or no contest to, fraud, misappropriation or embezzlement or a felony involving a crime of moral turpitude, or (z) engaged in conduct materially injurious to the Company; or

iii.  Executive shall have (x) willfully violated one or more written policies of the Company, (y) failed or refused to comply with a lawful directive of the Board of Directors, or (z) engaged in willful or gross neglect of duties for which the Executive is employed (other than on account of a medically determinable Disability (as hereinafter defined) which renders the Executive incapable of performing such services).

For purposes of this section, except upon failure to comply with a lawful directive of the Board, no act or failure to act on the Executive’s part shall be considered “willful” if done or omitted to be done by him in good faith and upon reasonable belief that his act or omission was in the best interest of the Company.

b.  Termination for Other Specified Causes. The Period of Employment shall terminate immediately on the occurrence of any one of the following events:

i.  The occurrence of circumstances that make it impossible or impracticable for the business of the Company to be continued (other than a Change of Control (as hereinafter defined));

ii.  The death of Executive; or

iii.  The Disability (as hereinafter defined) of Executive, unless waived by the Company.

For purposes of this Agreement, “Disability” shall mean the continued incapacity (due to a cause other than an industrial accident) on the part of Executive (i) because of which the Executive is unable to perform the principal duties of his employment for a continuous period of 180 days or (ii) which, in the judgment of the Board of Directors based on a written certificate of a physician (reasonably acceptable to the Company and the Executive or Executive’s personal representative) renders the Executive incapable of performing the principal duties of his employment. The determination of the physician selected under this Paragraph 7(b)(iii) will be binding on both parties. The Executive must submit to a reasonable number of examinations by the physician making the determination of disability under this Section 7(b) and the Executive hereby authorizes the disclosure and release to the Company of such determination and all supporting medical records. If the Executive is not legally competent, the Executive’s legal guardian or duly authorized attorney-in-fact will act in the Executive’s stead for the purposes of selecting the physician, submitting the Executive to the examinations, and providing the authorization of disclosure as required under this Section 7(b). If the Company and Executive (or Executive’s representative) are unable to agree upon an acceptable physician, then the determination of Disability shall be made by the majority vote of a panel of three (3) physicians, one selected by Employer, one selected by Executive (or Executive’s representative) and the third selected by the first two.

In the event of the termination of the Period of Employment for any of the reasons set forth in Paragraphs 7(b)(i), (ii) or (iii) Executive shall be entitled to the compensation earned prior to the date of termination as provided for in this Agreement, computed pro rata up to and including the date of termination. In addition, in the event of termination of the Period of Employment for reasons set forth in Paragraph 7(b)(ii) or (iii), the Executive, or the Executive’s surviving spouse and dependents in the event of Executive’s death, shall be entitled to continued coverage under the Company’s hospital, surgical, dental and medical plans to the same extent as provided prior to the death or Disability of Executive for the greater of the remaining Period of Employment as in effect immediately prior to such termination or two (2) years following the death or Disability of Executive.

c.  Termination Without Cause by Company; For Good Reason by Executive. If the Company terminates the Executive’s employment during the Period of Employment without Cause upon giving thirty (30) days’ notice to Executive, or if the Executive terminates his employment with Good Reason upon giving thirty (30) days’ notice to the Company, the Period of Employment shall immediately upon the conclusion of such notice period terminate and the Executive shall be entitled to no further payments or benefits hereunder except that the Company shall pay to Executive the greater of his then current annual base compensation for the remaining Period of Employment as in effect immediately prior to such termination or his then current annual base compensation for a period of twenty-four (24) months from the date of termination. Any such payment shall be payable in four (4) bi-annual payments, the first of which must be paid within thirty (30) days of such termination. Executive shall also be entitled to all hospital, surgical, dental and medical benefits to which he would be entitled if he remained in the employ of the Company until the earlier of (i) twenty-four (24) months from the date of termination or (ii) the date Executive becomes eligible to be enrolled in a new employer-sponsored medical insurance plan. Executive shall not be entitled to any other severance payment.

“Good Reason” shall mean the occurrence of any of the following during the Period of Employment:

i.  Any reduction in the Executive’s then current annual base compensation without the Executive’s prior written consent; or

ii.  A material change in the Executive’s position causing it to be of materially less stature or responsibility or a material change in the Executive’s duties, authorities, responsibilities or reporting relationship, but in each case only without the Executive’s prior consent and if the Company does not cure such change within thirty (30) days after the Executive provides written notice of such material change to the Company; or

iii.  The Company materially breaches this Agreement and does not cure such breach within thirty (30) days after the Executive provides written notice of such breach to the Company.

d.  Termination Following Change of Control. If during the Period of Employment the Company terminates the Executive’s employment or the Executive terminates his employment for Good Reason, in either case in accordance with Section 7(c), during the pendency of or following a Change of Control (as hereinafter defined), the Period of Employment shall immediately thereafter terminate and the Executive shall be entitled to no further payments or benefits hereunder, other than accrued payments or benefits and benefits in accordance with this Section 7(d), except that the Company shall pay to Executive the greater of two (2) times the Executive’s then current annual base compensation or the Executive’s then current annual base compensation for the remaining Period of Employment as in effect immediately prior to such termination. Any such payment shall be payable in four (4) bi-annual payments, the first of which must be paid within thirty (30) days of such termination. Executive shall also be entitled to all hospital, surgical, dental and medical benefits to which he would be entitled if he remained in the employ of the Company until the earlier of (i) twenty-four (24) months from the date of termination or (ii) the date Executive becomes eligible to be enrolled in a new employer-sponsored medical insurance plan. As used in this Section 7(d) the term “Company” shall mean the resulting or surviving transferee corporation, partnership or joint venture or other entity upon conclusion of a Change of Control.

For purposes of this Agreement, a “Change of Control” shall be deemed to occur upon closing of the following:

i.  A merger, consolidation, liquidation or reorganization of the Company into or with another company or other legal person, after which merger, consolidation, liquidation or reorganization the capital stock of the Company outstanding prior to consummation of the transaction is not converted into or exchanged for or does not represent more than 50% of the aggregate voting power of the surviving or resulting entity;

ii.  The direct or indirect acquisition by any person (as the term “person” is used in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of more than fifty percent (50%) of the voting capital stock of the Company, in a single or series of related transactions; or

iii.  The sale, exchange, or transfer of all or substantially all of the Company’s assets (other than a sale, exchange or transfer to one or more entities where the stockholders of the Company immediately before such sale, exchange or transfer retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the entity or entities to which the assets were transferred).

8.  Remedies for Breach. The parties recognize that the services to be performed by Executive are special and unique. Accordingly, if Executive breaches the terms and conditions of this Agreement, or shall threaten a breach of any such terms and conditions, then the Company shall be entitled to institute legal and equitable proceedings in any court of competent jurisdiction. Notwithstanding anything else contained herein, the Company may seek to obtain damages for any breach of this Agreement, to enforce its specific performance by Executive, or to obtain injunctive relief, without the necessity of posting a bond, to protect itself from such breach.

9.  Partial Invalidity. Wherever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. Moreover, in the event that any one or more of the provisions hereof shall be held to be excessively broad as to duration, geographic scope, activity or subject, such provision shall be construed by limiting and reducing it in accordance with a judgment of a court of competent jurisdiction, so as to be enforceable under the specific circumstances of the particular case. Such holding shall, to the extent possible, not affect the validity or enforceability of any other provision hereof or of this Agreement as a whole. The parties acknowledge that they have closely examined and carefully negotiated the terms of this Agreement, deem such terms fair and adequate and wish them to be preserved.

10.  Notices. Any notice to be delivered under this Agreement shall be deemed sufficiently given if in writing and delivered personally or mailed by certified mail, postage prepaid, to Executive at his then current residence address as on file with the Company, and to the Company at 25 Sawyer Passway, Fitchburg, Massachusetts 01420, Attn: Chairman of the Board, or to any changed address that either party may designate by like notice. The effective date of such notice shall be its mailing date.

11.  Surviving Clauses. The provisions of Sections 5, 7, 9 and 12(f) will survive the expiration or termination of this Agreement and will continue in full force and effect.

12.  Miscellaneous.

a.  Entire Agreement. This Agreement contains the entire agreement between the parties with respect to its subject matter and supersedes any previous oral or written communications, representations, understandings or agreements. Any amendment, modification or waiver of this Agreement shall be effective only if evidenced by a written instrument executed by both parties, and in the case of the Company, upon written authorization of the Company's Board of Directors.

b.  Binding Effect. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties, and their respective heirs, successors, assigns, and legal representatives.

c.  Non-Waiver. No delay or omission in enforcing any of the terms or conditions of this Agreement shall be construed as or constitute a waiver thereof or bar thereto; nor shall a waiver on any one occasion be construed as a bar to or waiver of any right or remedy on any future occasion.

d.  Applicable Law. This Agreement shall be governed by, subject to, and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

e.  Headings. Headings in this Agreement shall not be used to interpret or construe its provisions.

f.  Arbitration. Any controversy or claim arising out of or relating to this Agreement or to the breach thereof shall be first submitted to mediation within thirty (30) days of either party requesting same and, if not successful, shall be settled by binding arbitration in accordance with the laws of the State of Massachusetts conducted in the City of Boston or some other mutually agreed upon location, in accordance with the commercial rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any and all remedies, whether equitable or compensable that could have been awarded by any court of competent jurisdiction, including attorney’s fees and costs, if appropriate. The cost of any arbitration proceeding conducted hereunder shall be borne equally between the Executive and the Company.

g.  Counterparts. This Agreement may be executed in two counterparts, each of which is an original but which shall together constitute one and the same instrument.

EXECUTED under seal as of the date set forth above.

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.
By:	/s/ E.P. Marinos
E.P. Marinos, Chairman of the Board

EXECUTIVE:

/s/ James E. Rouse
James E. Rouse